Where Food Comes From, Inc. 10-Q

EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

THIS AGREEMENT, is made and entered into as of the 29th day of August, 2018, by and among JVF Consulting, LLC, a California limited liability company (“Seller”); and Jason Franco and Melissa Franco (collectively “Seller Principals”); and Where Food Comes From, Inc., a Colorado corporation (“Buyer”). Seller and Seller Principals are referred to collectively as “Seller Parties” and singularly as a “Seller Party”.

Preliminary Statement

Seller is engaged in the business of consulting in website design and mobile application development and related products and services to customers across the United States of America (collectively the “Business”). Seller desires to sell, and Buyer desires to purchase, all assets of Seller used in the conduct of the Business.

Seller Principals are the holders of record and beneficially of all of the outstanding membership interests of Seller and will benefit directly and indirectly from the transactions contemplated herein.

A table of certain capitalized defined terms used in this Agreement is attached as a convenience.

NOW, THEREFORE, in consideration of the premises hereof, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions and exceptions set forth below, the parties hereto agree as follows:

Statement of Agreement

1.

Sale of Assets.

1.1

Transfer of Assets. At the Closing, for the consideration herein provided, Seller shall convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to substantially all assets and rights of Seller, including the following assets (collectively the “Assets”):

1.1.1

All of Seller’s customer contracts, customer orders, and RFPs (collectively the “Customer Contracts”), including the customer contracts described in Schedule 1.1.1.

1.1.2

All of Seller’s licenses of intellectual property rights, repair and service contracts, warranty rights and operating agreements (collectively the “Operating Contracts”), including those items described in Schedule 1.1.2.

1.1.3

All of any Seller Party’s and all of Seller’s know how, product and service research, technical data and documents, processes, patents, patents pending, patent applications, trade secrets, trademarks, service marks, domain names, websites, computer software (including, without limitation, any and all source code, source code listings, source files, design details, algorithms, processes, flow charts, formulas, and related material that enable such software to be produced, created, or compiled) and trade names (including, without limitation, jCOLLAB, jCOMMERCE, jCMS and JVF.NET Core and derivations thereof), and the benefit of all licenses for same which are used but not owned by Seller, (collectively the “Intellectual Property”), including those items described in Schedule 1.1.3.

1.1.4

All of Seller’s customer lists, market and customer information, customer records, advertising contracts and rights, and marketing materials, post office boxes, yellow pages advertisements, telephone numbers, domain addresses, websites, and similar rights (collectively the “Marketing Materials”), including those items described in Schedule 1.1.4.

1.1.5

All of Seller’s permits, licenses, franchises, authorizations, and rights granted by governmental agencies (collectively the “Permits”), including those items described in Schedule 1.1.5.

1.1.6

Every other asset (whether tangible, intangible, personal, real, or mixed property, or interests therein) of Seller used or useful in the Business or in connection with any portion of the Business, including sales and promotional materials; general business records and data; market research; licenses and permits; operations and other manuals; training materials; prepaid expenses; contract or commitment rights; and the benefit of all rights, claims, arrangements, and agreements of Seller relating to the assets and properties to be transferred hereunder.

1.2

Excluded Assets. Anything contained in this Agreement to the contrary notwithstanding, the Parties acknowledge and agree that Seller Parties will not sell, assign, or convey to Buyer, and Buyer will not acquire, any right, title, or interest whatsoever in or to, or obligation for, any of the assets or property of Seller Parties described in Schedule 1.2 (collectively “Excluded Assets”). The term “Assets” as used herein shall not include the Excluded Assets. Buyer shall not be the insurer of the safety or condition of the Excluded Assets after Closing; and Seller Parties shall retain the risk of loss with respect to any Excluded Assets after Closing.

1.3

Assumed Contracts. Seller shall assign, and Buyer shall assume, Seller’s purchase orders, real property leases, and contracts listed in Schedule 1.3 (collectively the “Assumed Contracts”); provided however, that anything contained in this Agreement to the contrary notwithstanding, Buyer shall: (a) assume only obligations maturing after Closing under or with respect to the Assumed Contracts requiring Buyer to furnish goods, services, or other non-cash benefits to another party after Closing or to pay for goods, services, or other non-cash benefits that another party will furnish to Buyer after Closing; and (b) not be obligated to accept the assignment of customer order contract rights, and supplier or vendor purchase order contract rights, or assume the corresponding contract obligations of Seller (collectively the “Excluded Contracts”) (i) which are in default as of Closing or would, by virtue of such assignment and assumption, be in default as of Closing, (ii) which Buyer, in the exercise of Buyer’s commercially reasonable judgment, determines are not capable of completion in the ordinary course of business at a profit, impose an undue or unreasonable risk, are contrary to Buyer’s business plans or are otherwise not in Buyer’s best interests, (iii) for the fulfillment of which Buyer would be required to be, and is not, and cannot timely become, an authorized dealer or distributor, or (iv) were entered into outside of the ordinary course of business. Buyer shall identify for rejection all such Excluded Contracts within six months of the Closing Date, and Seller Party shall retain such contracts. The terms “Assets” and “Assumed Contracts” as used herein shall not include the Excluded Contracts.

1.4

Method of Transfer. The aforesaid transfer and sale will be evidenced by appropriate bills of sale, assignments, deeds, titles, and other instruments executed and delivered by Seller to Buyer at Closing, as set forth in this Agreement.

1.5

Not Sale of Business. This transaction constitutes the sale and transfer of assets by Seller and not the sale of a business; provided however, that anything contained in this Agreement to the contrary notwithstanding, it is the intent of the parties that Buyer purchase and acquire and Seller Parties sell and transfer the complete operating process of the Business and all properties and interests necessary to operate the Business substantially as it is presently being operated.

Asset Purchase Agreement

1.6

Possession. Buyer shall take, and Seller shall deliver, possession of the Assets, and Seller Parties shall relinquish to Buyer operation of the Business, at Closing.

2.

Consideration for Acquisitions by Buyer. The aggregate purchase price (the “Purchase Price”) for the Assets is $800,000 plus or minus the adjustments, prorations, and set offs described herein, which shall be paid, allocated, held and adjusted as follows:

2.1

Cash Payment. Buyer shall pay Seller in cash or other immediately available funds an amount equal to four hundred thousand dollars ($400,000.00) at Closing. In addition to the $400,000 cash due at closing, an additional one hundred thousand dollars ($100,000) (“Escrow Cash Amount”) shall be deposited at Closing with Dannette Henning as escrow agent (“Escrow Agent”) to be held in trust as part of the escrowed portion of the Purchase Price, for the benefit of Seller, proof of trust to be provided at Closing, invested, and disbursed pursuant to an escrow agreement (the “Escrow Agreement”) among Seller Parties, Buyer, and Escrow Agent. For a period of twelve (12) months following the Closing, the Escrow Cash Amount shall be held in escrow pursuant to the terms of the Escrow Agreement, to support any claims by the Buyer for breaches of representations and warranties by Seller under the indemnification provision set forth herein.

2.2

Stock Payment. Buyer shall deliver to Seller one hundred fifty eight thousand four hundred thirty seven (158,437) shares of Buyer’s restricted securities that are of the same class that are currently publicly traded but are subject to resale limitations; such number of shares being the number of shares having a total value of three hundred dollars ($300,000) when using the average trading value of the Buyer’s publicly-traded stock in the four-week period ending on the Closing Date (“WFCF Stock Consideration”). Such shares (“the Escrow Stock”) shall be deposited at Closing with the Escrow Agent to be held in trust as part of the escrowed portion of the Purchase Price, invested, and disbursed pursuant to the Escrow Agreement among Seller Parties, Buyer, and Escrow Agent. For a period of twelve (12) months following the Closing, the Escrow Stock shall be held in escrow pursuant to the terms of the Escrow Agreement. The Escrow Stock shall not be available to Buyer to support any claims by the Buyer for breaches of representations and warranties by Seller under the indemnification provision set forth herein.

2.3

Agreement Relating to WFCF Stock Consideration. Seller agrees not to sell, transfer or otherwise distribute any of the WFCF Stock Consideration anytime during the Lock-Up Period, as defined below, except to the extent distributed in accordance with Section 2.4 to the Seller’s members upon the dissolution and liquidation of Seller. The “Lock-Up Period” is defined as the later of (i) the first anniversary of the Closing Date, and (ii) the expiration of the twelve (12) month escrow term provided that each of the Seller’s members agrees in writing to be bound by the terms and other transfer restrictions of the Lock-Up Period and other applicable restrictions set forth on the applicable stock certificates. The form and content of such writing must be reasonably acceptable to Buyer. The Parties hereto further acknowledge that the WFCF Stock Consideration shall be “restricted stock” under federal securities laws (meaning that it was purchased other than through a registered public offering). The certificates evidencing the WFCF Stock Consideration shall bear a restrictive legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH, THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

Asset Purchase Agreement

2.4

Dissolution of the Seller; Transfer of WFCF Stock Consideration. In accordance with Section 2.3, at some future date, Buyer acknowledges that the Seller may be liquidated and dissolved, at which time, all remaining assets of the Seller, including the WFCF Stock Consideration, shall be distributed to the Seller’s members pursuant to the Seller’s Operating Agreement and any other bonus plans adopted by the Seller; provided however, the Parties acknowledge and agree that the distribution of the WFCF Stock Consideration to Seller’s members shall not occur until the expiration of escrow period set forth in the Escrow Agreement. Subject to the foregoing, upon the dissolution of the Seller and each of the Seller’s members agreeing to be bound by the terms and other transfer restrictions of the Lock-Up Period and other applicable restrictions set forth on the applicable stock certificates, the form and content of which must be reasonably acceptable to the Buyer, and the Buyer hereby consents to the shares of WFCF Stock Consideration being distributed to the Seller’s members. Upon distribution of the shares of WFCF Stock Consideration to the Seller’s members, WFCF shall issue new stock certificates to the Seller’s members pursuant to the stock allocation provided by the Seller. Finally, upon such distribution to Seller’s members and the expiration of all lockup periods attached to the shares of any WFCF Stock Consideration issued under this Agreement, and upon compliance with all applicable requirements set forth in Rule 144 of the Act, state securities laws, the Escrow Agreement, and this Agreement, Buyer shall cause its transfer agent to issue new stock certificates without legends representing shares of the WFCF Stock Consideration so as to permit the holders of such shares to trade the shares under Rule 144 of the Act.

2.5

Allocations. The parties agree that the Purchase Price for the Assets shall be allocated, and the transaction shall be reported on all tax returns (including IRS Form 8594), as provided in Exhibit 2.5, subject to adjustment to conform with the business valuation report to be prepared by a certified business valuation expert who shall be engaged by the Buyer within three months of the Closing.

2.6

Prorations. The amount of the cash payment set forth in Section 2.1 shall be adjusted for prorations as required in this Agreement.

3.

Closing.

3.1

Closing Date. The closing of the sale and purchase of the Assets and related transactions (the “Closing”) shall take place simultaneous with the execution of this Agreement.

3.2

Transactions at Closing. At the Closing:

3.2.1

Seller Parties shall deliver to Buyer a Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 3.2.1.

3.2.2

Seller shall deliver to Buyer all consents, certificates, and other instruments required to effect the valid transfer of the Assets contemplated hereby, in form and substance reasonably acceptable to Buyer.

3.2.3

Buyer shall deliver to: (a) Seller the cash payment except for the Escrow Cash Amount to be paid pursuant to Section 2.1; and (b) the Escrow Agent the Escrow Cash Amount to be deposited pursuant to Section 2.1 and the WFCF Stock Consideration pursuant to Section 2.2. The parties shall direct such pay-offs and similar disbursements to be made from such cash payments as are required to satisfy liens, terminate leases, or otherwise deliver title to the Assets as required by this Agreement.

Asset Purchase Agreement

3.2.4

Seller Parties shall deliver to Buyer copies of such duly filed UCC termination statements, security agreement terminations, lease terminations, deeds-of-trust, mortgage or other lien satisfactions, pay-off letters, and other documents, as are reasonably required by Buyer to evidence Seller’s clear and marketable title to the Assets.

3.2.5

Seller, Buyer, and Escrow Agent shall execute and deliver the Escrow Agreement substantially in the form attached hereto as Exhibit 3.2.5.

3.2.6

Seller Parties shall deliver to Buyer any and all other documents and instruments required, to effect the conveyance of good and marketable title to the Assets, free and clear of all liens, claims, and encumbrances, including any required subordination, attornment, and non-disturbance agreement and all owner’s affidavits, lien waivers, gap indemnities, FIRPTA non-foreign affidavits, state withholding tax affidavits, Patriot Act affidavits, and other certificates and affidavits required by Buyer’s title insurance company, bank, or other institutional lender, or as otherwise reasonably requested by Buyer, and such other documents as are customary and reasonably required to give effect to the transactions contemplated in this Agreement.

3.2.7

Seller Parties shall deliver to Buyer a closing certificate for Seller substantially in the forms attached hereto as Exhibit 3.2.7.

3.2.8

Buyer shall deliver to Seller Parties a closing certificate for Buyer substantially in the form attached hereto as Exhibit 3.2.8.

3.2.9

Seller shall deliver to Buyer a copy of all available information and documentation described in Section 1.1, including all current customer lists, data, and contracts; technical documentation, information and know how; market and customer information; licenses and permits; any applicable architectural drawings, building plans and specifications, and construction contracts and permits; and general business, tax, personnel, financial and other records and data for the Business.

3.2.10

Seller shall deliver Articles of Amendment to Buyer changing the name of Seller to a name that is distinguishable from “JVF Consulting”.

3.2.11

Seller Parties shall deliver to the Buyer a certificate from the Secretary of State (or other applicable governmental entity) of its jurisdiction of formation and each jurisdiction listed on Schedule 3.2.11 in which the Seller Party is qualified to do business as to such entity’s good standing and payment of all taxes in such jurisdiction.

3.2.12

Seller Parties shall deliver to Buyer Investment Letters establishing each Seller as an “accredited investor” in the form attached hereto as Exhibit 3.2.12.

3.2.13

The parties will take such other actions called for at Closing by this Agreement.

3.3

Conditions of Title.

3.3.1

Assets. At Closing, Seller shall convey good, indefeasible and marketable title to the Assets by appropriate instruments of conveyance free and clear of all claims, liens, leases and encumbrances except: (a) personal property and ad valorem taxes for the year of Closing (which shall be prorated as provided in this Agreement) which are not yet due; and (b) as provided in Exhibit 3.3.1.

Asset Purchase Agreement

3.4

Transactions Subsequent to Closing.

3.4.1

Franco Employment Agreement. Jason Franco and Buyer shall, prior to the expiration of the current employment agreement by and between Seller and Jason Franco, execute and deliver the Employment Agreement substantially in the form attached hereto as Exhibit 3.4.1.

3.4.2

Taxes. Seller Parties shall file such tax returns and reports, and pay such taxes respecting the Assets and Business, as are required for periods ending with the Closing. Any such tax returns shall be filed when due in accordance with the regular tax schedules, but no later than October 15, 2019.

3.4.3

Creditors. Seller Parties shall pay and satisfy all of Seller Parties’ valid liabilities and perform and discharge all of Seller Parties’ valid obligations which Seller Parties have incurred in connection with the Assets or the operation of the Business.

3.4.4

Excluded Assets. Seller Parties or their respective designees shall remove the Excluded Assets and Buyer shall cooperate with such removal as provided in Section 1.3.

3.4.5

Trade Name. Seller Parties shall discontinue commercial use of the trade names “jCOLLAB,” “jCOMMERCE,” “jCMS,” “JVF.Net Core,” and all derivatives thereof, and shall make same available to Buyer.

3.4.6

Accounts Receivable and Charge-Backs. Seller Parties shall cooperate with Buyer’s attempts to collect accounts receivable accrued though use of the Assets after the Closing Date and will promptly pay over to Buyer any proceeds of such accounts receivable that are paid to Seller Parties after the Closing. Seller shall retain all accounts receivable accrued prior to and through the Closing Date. Seller Parties shall be responsible for, and shall pay all costs and absorb all losses associated with, any and all charge-backs and credits from Seller’s customers for products sold or services performed by Seller prior to Closing subject to any right Seller may have to lawfully challenge or seek verification of charge-backs or credits, provided that Buyer and Seller shall incur no costs or losses as a result of such challenge or verification.

3.4.7

Permits and Licenses. Seller Parties agree, to the extent permitted by law that Buyer may operate after Closing under the permits or licenses of Seller Parties respecting the Business, provided Buyer indemnifies Seller Parties from loss or damage arising from Buyer’s operations under such permits or licenses. In the event that any such permit or license is held in the name of an officer or agent of Seller Parties, Seller Parties shall use their best efforts to cause such person to cooperate in carrying out the intent of this Section.

3.4.8

Miscellaneous Required Acts. The parties shall take such other actions and comply with other obligations as are required after Closing under this Agreement or under documents ancillary hereto.

3.4.9

Other Actions. Seller Parties and Buyer agree that they will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be reasonably required by the other party in order to carry out fully and to effectuate the transactions herein contemplated in accordance with the provisions of this Agreement.

Asset Purchase Agreement

4.

Post-Closing Confidentiality and Restrictive Covenants.

4.1

Confidentiality. Each Seller Party acknowledges and agrees that (i) he or it has, or may have, access to Confidential Information and that such Confidential Information does and will constitute valuable, special and unique property of the Buyer from and after the Closing Date and (ii) for a period of five (5) years after the Closing Date, neither he or it nor any of his or its officers, managers, directors, employees, agents, attorneys, accountants, lenders, and other representatives (collectively, “Affiliates”) will, directly or indirectly, disclose, reveal, divulge or communicate to any person or entity other than authorized officers, directors, shareholders and employees of the Buyer any Confidential Information, or use or otherwise exploit any Confidential Information for his or its own benefit or the benefit of anyone other than the Buyer in a manner inconsistent with the business interest of Buyer. The term “Confidential Information” shall mean the following information and items as related to the Business and/or the Assets: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations; (b) marketing information, including strategies, trade secrets, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) any written document, memorandum, report, correspondence, drawing or other material, or computer software or program, developed or prepared by any employee or agent of either party which incorporates, references or uses any information described above. The term “Confidential Information”, for purposes of this Section 4.1 does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public or the industries in which the Business is conducted on the date of this Agreement, (b) becomes generally available to the public other than as a result of an impermissible disclosure by the Seller Parties or their Affiliates, (c) the Seller Parties learn from other sources where such sources have not violated their confidentiality obligation to the Buyer, (d) is independently developed by the Seller Parties after the date hereof or (e) is required by a court of competent jurisdiction to be disclosed, provided that the Seller Parties affected give written notice to the Buyer of such disclosure and allow the Buyer to seek a protective order or otherwise limit the disclosure and provided further that such information shall be excluded from the term “Confidential Information” only to the extent required to comply with such court order.

4.2

Seller Parties Non-Competition Covenants. Each Seller Party agrees that for a period of three (3) years after the Closing Date (the “Non-Compete Period”), it or they will not, directly or indirectly, and it or they will not permit their or its Affiliates to own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in offering a software or other platform in the food and agriculture sector including methods and systems for farm management and agribusiness; data collection, analysis, and aggregation in the agri-food value chain including farm suppliers, farms, processors, consumer package goods, distribution, foodservice, e-commerce and retail, end-consumers, and all allied entities involved in the agri-food value chain; and agri-food environmental, social, and economic self-assessment, verification, certification, chain of custody, and traceability at all levels of the agri-food value chain from pre-production through end-consumers anywhere in the US, other than (a) as an employee of, or consultant to, the Buyer or (b) owning shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market which represent, in the aggregate, not more than two percent (2%) of such corporation’s fully-diluted shares.

4.3

Seller Parties Non-Solicitation Covenants. Each Seller Party agrees that for a period of three (3) years after the Closing Date (the “Non-Solicit Period”), it or they will not, directly or indirectly, and it or they will not permit its or their Affiliates to induce, or attempt to induce, the following entities to reduce or cease doing business with the Buyer, or in any way interfere with the relationship between these customers and the Buyer:

(a)

Any customers named in the Customer Contracts included in Schedule 1.1.1.

Asset Purchase Agreement

4.4

Remedies; Reformation. The Parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing covenants in this Section 4 may be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to such temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event that any court will not reform such covenants, then the Parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted by applicable Legal Requirements.

5.

Debts and Liabilities. Except as specifically provided for in Section 2.1.3 herein, Buyer does not assume any, and expressly disclaims all, obligations or liabilities of Seller Parties, contingent or absolute, including liabilities for (i) federal or state income, property, payroll, withholding, sales or other taxes for any period, or (ii) any tort, contract, statutory or other liability resulting from or alleged to have resulted from the business or operations of Seller Parties prior to Closing, except for Buyer’s obligations arising after Closing to perform under those contracts expressly assumed by Buyer hereunder, or (iii) the Excluded Contracts and Excluded Assets. Seller Parties shall be responsible for compliance or non-compliance with any applicable Bulk Sales Act and the payment of any liabilities imposed upon Seller Parties or Buyer under such Act.

6.

Representations and Warranties of Seller Parties. Seller Parties hereby jointly and severally represent, warrant, and covenant to Buyer as follows:

6.1

Seller Parties’ Status and Standing. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California and has all corporate power and authority to own and sell its property and conduct its business as such business is now being conducted. Seller is duly qualified or licensed as a foreign corporation under the laws of all jurisdictions in which the ownership, leasing or use of its assets or the conduct of its business require it to be so qualified or licensed, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition or operations of Seller. Seller has no subsidiaries and does not own equity interests in any entity.

Seller Principals are the holders of record and beneficially of all of the outstanding membership interests of Seller.

6.2

Authorization and Approval of Agreement. Each of Seller Parties has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby. All shareholders of Seller have been informed of, and consented to, the terms of all of the transactions contemplated hereby. Each of the representatives of Seller Parties signing this Agreement has full power and authority to execute this Agreement in the indicated capacity and to consummate the transactions contemplated hereby. When executed and delivered by Seller Parties, this Agreement and all documents contemplated hereby shall constitute valid and binding obligations of Seller Parties enforceable in accordance with their terms and conditions. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with any of the terms and conditions hereof, will result in the breach by any of Seller Parties of any of the terms, conditions or provisions of any organizational or constitutive document, agreement order, judgment, or instrument to which any of Seller Parties is a party, or by which they are bound, or constitute a default of such organizational or constitutive document, agreement order, judgment, or instrument.

Asset Purchase Agreement

6.3

Compliance with Laws. Each of Seller Parties is in compliance with all laws, ordinances, and regulations that govern such Seller Party’s ownership and use of its respective portion of the Assets the violation of which would have an adverse effect on the Assets or Business. The Assets and Business comply with applicable environmental, zoning, health, OSHA, Americans with Disabilities Act (“ADA”), consumer products and fire safety regulations. Seller Parties have all licenses, permits, certificates, approvals, and other authorizations which are required in connection with their ownership, occupancy, and use of the Assets and the operation of the Business, which items are listed in Schedule 1.1.7, and Seller Parties will transfer to Buyer all such licenses, permits, certificates, approvals, and other authorizations as permitted by applicable authorities. No notice has been issued and, to the knowledge of Seller Parties, no investigation or review is pending or threatened by any governmental entity (a) with respect to any alleged violation by Seller Parties of any law, ordinance, regulation, order, policy, or guideline of any governmental entity, or (b) with respect to any alleged failure to have any permit, certificate, license, approval or other authorization required in connection with ownership, occupancy, or use of the Assets or the operation of the Business.

6.4

Title to Properties. At Closing, Seller will have, and shall be entitled to convey to Buyer, good, indefeasible, marketable and insurable (at standard title insurance rates) title to the Assets as required in Section 3.3. Prior to Closing, Seller Parties shall have delivered to Buyer a complete and accurate list of all security interests, liens, pledges, leases, and rental agreements to be paid, discharged, satisfied, released, and terminated as of Closing. At Closing, Seller will not be indebted to any contractor, laborer, mechanic, materialman or any other person or entity for work, labor, materials or services in connection with the Assets for which such person or entity could claim a lien on the Assets; and Buyer shall be entitled to possession of the Assets free and clear of any and all security interests, liens, pledges, leases or rental agreements, claims of possession, or claims under the Bulk Transfer provisions of the Uniform Commercial Code of any applicable jurisdiction by any other person or entity. No officer, director or shareholder or any relative of any such officer, director, or shareholder is a party to any material agreement with Seller or owns a material interest (except in the capacity as a shareholder, director or employee) in any property, real, personal or mixed, tangible or intangible, which is used in the Business.

6.5

Litigation. Except as described in Schedule 6.5, there are no judicial, arbitration, or administrative actions or other legal proceedings pending, or to the best of Seller Parties’ knowledge, threatened that question the validity of this Agreement or any transaction contemplated hereby or that relate to the Assets or to the conduct of the Business, including condemnation or bankruptcy proceedings. Except as described in Schedule 6.5, there is no material judgment, decree, injunction, ruling or order of any court, governmental department, commission, agent or instrumentality or arbitrator outstanding against any of Seller Parties and none of them is bound by any material judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person.

6.6

Consents. No consent of any third party is required in connection with Seller Parties’ transfer and assignment of the Assets to Buyer hereunder, except as set forth in Schedule 6.6, and to the extent so required, such consents shall be delivered to Buyer at Closing, if any.

6.7

Insurance Coverage. Seller maintains policies of insurance, listing Seller as an insured, covering the Assets in amounts and against such losses and risks as are customary for operations such as the Business in its present usage, as well as general public liability coverage in the amount of $1,000,000 per occurrence, and same will be outstanding and duly in force through Closing. For a period of one (1) year after Closing, Seller Parties shall maintain a comprehensive general liability policy for discontinued operations in the amount of $1,000,000 per occurrence, and Buyer shall be listed as additional insureds under such policy.

Asset Purchase Agreement

6.8

Normal Course. Seller shall have operated the Assets in the normal and ordinary course of business since at least July 1, 2018, and shall have paid or caused to be paid promptly when due taxes, charges, and assessments imposed upon or assessed against the Assets prior to Closing. Seller Parties shall have exercised their best efforts to preserve intact the business organization of the Business and the goodwill of the employees, customers, suppliers and others having business relationships with the Business through Closing.

6.9

Financial Statements. The financial statements attached as Schedule 6.9 (collectively the “Financial Statements”) consist of the internal balance sheet and income statement of Seller for the 15-month accounting period ending July 31, 2018. All the Financial Statements are true and correct and present fairly in all material respects the financial condition and results of operations of Seller as at their respective dates, including all material liabilities, contingent or otherwise, and the results of operations of Seller for such periods in accordance with generally accepted accounting principles consistently applied during all such periods, except as otherwise stated in Schedule 6.9. All books and records of Seller upon which the Financial Statements were based have been maintained in the normal course of business and reflect in all material respects the transactions and results of operations of Seller in accordance with generally accepted accounting principles consistently applied during all such periods. There has been no material change in the accounting methods or practices followed by Seller or in the depreciation, amortization, or inventory valuation policies used or adopted by Seller since fiscal year 2017. At Buyer’s sole expense, Seller and the Seller Principals shall cooperate and provide Buyer and its accountants and attorneys the opportunity to review any and all documentation and records of Seller necessary to comply with the reporting requirements of the United States Securities and Exchange Commission, including but not limited to the preparation of audited financial statements of Seller for periods prior to the Effective Date.

6.10

No Change or Undisclosed Liabilities.

(a)

Between the date of the Financial Statements and Closing, there has been no material adverse change in the condition (financial or otherwise) of Seller, and Seller has incurred no debts, liabilities, or obligations, whether accrued, absolute, contingent, or otherwise and whether due or to become due, except in the ordinary course of business or as disclosed in Schedule 6.10.

(b)

With the exception of the liabilities set forth on the Financial Statements and specifically referenced as such on the Schedules hereto, and the liabilities incurred in the ordinary course of the business of Seller since the date of the latest of the Financial Statements or set forth on Schedule 6.10, Seller does not have any liabilities of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due.

6.11

Creditors, Solvency, and Bankruptcy. Neither any of Seller Parties, nor the shareholders or members of any of Seller Parties, has any intent to hinder, delay, defraud, or avoid any obligation to any past, present or future creditor or shareholder in the transactions contemplated by this Agreement. Neither any of Seller Parties, nor the shareholders or members of any of Seller Parties, is insolvent as of Closing or will be rendered insolvent as a result of the transactions contemplated hereby. Neither any of Seller Parties, nor the shareholders or members of any of Seller Parties, has initiated or intends to initiate with respect to itself as debtor, has had initiated or expects to have initiated against it as debtor, any proceeding under federal or any state’s bankruptcy, insolvency or similar laws. At the conclusion of the transactions contemplated in this Agreement, Seller Parties shall have sufficient resources to satisfy the claims of all of Seller Parties’ creditors as required by Section 3.4.3.

Asset Purchase Agreement

6.12

Labor and Employee Benefit Matters. Attached as Schedule 6.12 is a true and complete list as of the date hereof, showing the names of all employees of Seller, their position entitling them to such compensation, identification of any employment contract with such employee, and designating any such employee about whom Seller have any written notice or actual knowledge of any existing or past occupational disease symptom. Seller is not a party to any agreement with any labor organization. Seller sponsors no employee benefit plan and have not incurred any accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974 or any liability to the Pension Benefit Guaranty Corporation established under such Act, nor has any tax been assessed against them for the alleged violation of the Internal Revenue Code with respect to the Business or their operations. Buyer shall incur no liability whatsoever in connection with any employee benefit plan of Seller. Seller shall have complied with all continuation of health care and similar requirements (i.e., COBRA) of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, with respect to all current and former employees of the Business. No former employee (or dependent) of Seller is (a) currently exercising COBRA rights for continuation health care coverage, or (b) has claimed or will be eligible to claim retiree health care or similar benefits. Seller has not enrolled any individuals under this retirement, group medical or other benefit plans who were not eligible for benefits or coverage under such plans. Seller shall have complied with all notice and other requirements of the Federal WARN Act or any similar state law with respect to all current and former employees.

6.13

Workers’ Compensation. There are no workers’ compensation or similar claims or actions pending or, to the best of Seller Parties’ knowledge, threatened, and Seller Parties do not know of facts which would make such claims likely, by past or present employees of Seller Parties except for those claims listed on Schedule 6.5 for which Seller Parties shall remain responsible. For purposes of this Section, Schedule 6.5 may be supplemented by Seller Parties in writing to Buyer prior to Closing respecting only such claims filed after the date hereof and prior to Closing.

6.14

Status of Assets. The Assets sold hereunder constitute all of the assets of the Business (except the Excluded Assets) and include all property, rights, and intangibles necessary for Buyer to operate after Closing a business substantially similar to the Business as heretofore conducted. The operation of the Business is not dependent on services, rights, or assets which are shared with or provided by affiliates of the Seller Parties. All buildings, improvements (including tank fields), leasehold improvements, systems, machinery, equipment, vehicles and other tangible property which are portions of the Assets are accurately described in the Schedules attached hereto, and are generally sound, in good repair, may be safely operated within all applicable standards or regulations in their present conditions, and are in merchantable condition, except as set forth on Schedule 6.14. Seller Parties have not received any uncured citation, variance, or other notice to the effect that their facilities do not comply with applicable OSHA, ADA, or other governmental laws or regulations. To the best of Seller Parties’ knowledge, there are no material capital expenditures which Seller Parties now anticipate would be required to be made in connection with the Business as now conducted, or the Assets as presently used in the Business, in order to comply with any existing laws, regulations or other governmental requirements applicable to the Business as it is presently conducted, including ADA and requirements relating to occupational health and safety and protection of the environment.

6.15

Contracts and Accounts. All of Seller’s Accounts, Customer Contracts, Vendor Contracts, Operating Contracts, and other contracts and warranty rights as of the date hereof are accurately listed on Schedules 1.1.1 and 1.1.2. The list of customer contracts and list of material contracts, dated as of Closing as provided to Buyer, are materially accurate and reflect valid, binding, and enforceable rights of the Business, which shall be lawfully transferred to Buyer hereunder. All contracts, commitments, and similar rights which are portions of the Assets (including the Customer Contracts) are valid, binding, enforceable in accordance with their terms; and there exists no uncured default nor event which upon the passage of time or the giving of notice would constitute a default thereunder by any party thereto. All of such accounts receivable arose from bona fide sales of products and services to third parties in the ordinary course of the Business pursuant to, and consistent with, the applicable customer contracts and all legal requirements, and are collectible in the ordinary course of business, except as provided in Schedule 6.15. Seller has no contracts with the federal government or any subdivision thereof which are subject to Executive Order 11246 (1965) or any similar or succeeding law, regulation, order, or standard relating to “affirmative action” or similar programs or requirements relating to procurement or sales practices.

Asset Purchase Agreement

6.16

Taxes and Tax Returns. Seller Parties have filed through the date hereof, and shall file through the date of Closing, all income, franchise, property, ad valorem, sales, payroll, and other tax returns and other reports which they are required by law to file and have paid all taxes which have or will become due pursuant to applicable law, such returns, or any assessment received by them. All such tax returns accurately reflected in all material respects the taxes due and conformed to applicable law. None of Seller Parties has received any notice of a proposed assessment of a tax. The federal income tax returns of Seller Parties have not been examined or audited by the Internal Revenue Service (the “IRS”) for any year since 2011. None of Seller Parties (a) has filed any consent or agreement under Section 341(f) of the Internal Revenue Code; (b) executed any waiver of statutes of limitation for federal income or other tax liability; (c) joined in the filing of consolidated returns for any year; or (d) been required to file a consolidated return in any year.

6.17

Patents, Copyrights, Trademarks, Etc. Set forth in Schedule 1.1.3 is a list and brief description or identification of all patents, patents pending, patent applications, patent assignments, copyrights, trademarks, trade names, trade secrets, and other intellectual property and licenses of same (including the Intellectual Property) which are currently used in the Business or owned by or registered in the name of Seller or in which Seller has any rights. Seller owns or possesses adequate title, license, or other right to use all patents, patents pending, patent applications, patent assignments, copyrights, trademarks, trade names, trade secrets, know-how, inventions, designs, specifications, formulae, processes, and other intellectual property (including the Intellectual Property) necessary to conduct the Business as now conducted without interference with or infringement on the rights of others. All such title, licenses, or other rights are transferable by Seller, and Seller will transfer such title, license, or other right to Buyer in connection herewith. To the best of Seller Parties’ knowledge, no one is currently infringing on or interfering with, or has in the past infringed on or interfered with, the rights of Seller with respect to such intellectual property to be transferred hereunder.

6.18

Status of Work-In-Process. All work-in-process of the Business at the time of Closing may be processed, and is capable of completion, in the ordinary course of business without undue effort or expense.

6.19

Environmental Matters. There are, except as described on Schedule 6.19, no conditions existing respecting the Business or Assets: (a) which constitute an unsafe or unlawful environmental condition; (b) which would constitute a violation of any environmental protection, antipollution, health, safety, nuisance, or related laws (whether common law, statutory law, ordinance, order, decree, rule or regulation, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, Hazardous Materials Transportation Act, Resource Conservation and Recovery Act, Federal Water Pollution Control Act, Clean Air Act, Clean Water Act, Toxic Substance Control Act, or Safe Drinking Water Act, the amendments thereto, and all rules, regulations, and publications promulgated pursuant thereto); (c) which involved the use, production, or possession and/or the presence or occurrence at, or runoff, drainage, removal, emission, leaching, disposal, or release from the Assets of hazardous or regulated sludge, industrial waste, asbestos, PCBs, chemicals, chemical or fluid or solid containers, air-borne particulate pollutants, gases, fumes, or any other hazardous, dangerous, or regulated substances or pollutants emitting from or relating to the Assets and operations thereof, any of which are in violation of applicable laws, rules, regulations, ordinances, orders or decrees, constitute an unsafe condition, require present or future (based upon current law) remedial actions, or require the expenditure of material sums in order to comply with laws, rules, regulations, ordinances, orders, or decrees in the event of demolition or remodeling of existing facilities or improvements; or (d) which presently constitute, or which (to the best of Seller Parties’ knowledge) upon further inspection or determination may constitute, a “loss contingency” as defined by the Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board.

Asset Purchase Agreement

6.20

Brokerage. None of Seller Parties has dealt with an investment banker, broker or other agent in connection with this transaction and, to the best of Seller Parties’ knowledge, no brokerage commission or finders fee nor claim therefor shall accrue or become payable to any person or entity respecting this transaction.

6.21

No Adverse Conditions. Except as disclosed in Exhibits 3.3.1 and Schedules 6.5, 6.10, and 6.14, there are no adverse conditions or circumstances (other than matters of a general economic or political nature which do not affect the Business uniquely) that may interfere with Buyer’s use and enjoyment of, or opportunity to resell or encumber, any of the Assets that might otherwise impede the Buyer’s ability to operate a business substantially similar to the Business utilizing the Assets, or that would have a material adverse effect on the financial condition, properties, liabilities, operations, of the Business.

6.22

Disclosures. No representation or warranty by Seller Parties contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of any of Seller Parties to Buyer or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

7.

Representations and Warranties of Buyer. Buyer hereby represents, warrants and covenants to Seller Parties as follows:

7.1

Buyer’s Status and Standing. Buyer is a Corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all corporate power and authority to own and buy its property and conduct its business as such business is now being conducted and is anticipated to be conducted as a result of this Agreement.

7.2

Authorization and Approval of Agreement. Buyer has taken all action necessary to approve and authorize the execution of this Agreement and consummation of the transactions contemplated hereby. Each of the representatives of Buyer signing this Agreement has full power and authority to execute this Agreement in the indicated capacity and to consummate the transactions contemplated hereby. When executed and delivered by Buyer, this Agreement and all documents contemplated hereby will constitute valid and binding obligations of Buyer, enforceable in accordance with their terms and conditions. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with any of the terms and conditions hereof, will result in the breach by Buyer of any of the terms, conditions or provisions of any organizational or constitutive document, agreement, order, judgment, or instrument to which Buyer are a party, or by which it is bound, or constitute a default of such organizational or constitutive document, agreement, order, judgment, or instrument.

7.3

Consents. No consent of any third party is required in connection with Buyer’s acquisition of the Assets hereunder, except as set forth in Exhibit 7.3 attached hereto, and to the extent so required, such consents shall be delivered to Seller Parties at Closing, if any.

Asset Purchase Agreement

7.4

Litigation. There are no judicial, arbitration, or administrative actions or other legal proceedings pending, or to the best of Buyer’s knowledge, threatened that question the validity of this Agreement or any transaction contemplated hereby, which if adversely determined would have a material adverse effect upon Buyer’s ability to enter into this Agreement or perform its obligations hereunder. There is no material judgment, decree, injunction, ruling or order of any court, governmental department, commission, agent or instrumentality or arbitrator outstanding against Buyer and it is not bound by any material judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person.

7.5

Brokerage. Buyer has not dealt with any investment banker, broker, or agent in connection with this transaction and, to the best of Buyer’s knowledge, no brokerage commission or finder’s fee nor claim therefor shall accrue or become payable to any person or entity respecting this transaction.

8.

Cost and Expenses.

8.1

Transactional Costs. Seller Parties and Buyer shall be responsible for their respective attorneys’ fees, accountants’ fees, experts’ fees, and other expenses incurred by them in connection with the negotiations and Closing of this transaction; provided however, that in the event litigation is commenced to enforce any rights under this Agreement or to pursue any other remedy available to any party, all legal expense or other direct costs of litigation of the prevailing party shall be paid by the non-prevailing party. Any environmental assessment, title examination, title insurance, or survey desired by Buyer shall be provided at Buyer’s expense.

8.2

Documentary Stamps. Seller Parties shall pay all documentary stamp taxes or transfer taxes which become due through the execution, delivery and/or recordation of any instruments of conveyance required to be executed or delivered by Seller Parties under this Agreement.

8.3

Proration of Taxes and Charges. All property taxes, all public utility charges, rents, and like charges (which are not terminated and paid as of Closing by Seller Parties), if any, relating to the property comprising the Assets shall be prorated as of the Closing in accordance with regular accounting procedure. Settlement at Closing will be made on proration of estimates of such taxes and charges. If, as the result of such proration at Closing, a net balance is owed by Seller to Buyer, or by Buyer to Seller Parties, the amount thereof shall be paid to such party at or within thirty (30) days after receipt of the next succeeding payment notice. Seller shall provide appropriate affidavits as to withholding of state taxes on the proceeds of sale of the Assets, or such taxes shall be withheld as required by law.

8.4

Sales Taxes. Seller Parties shall be responsible for, and shall pay, all sales taxes, if any, applicable to the sale of the Assets (including any sales or excise tax on vehicles) as called for herein.

9.

Indemnity Rights.

9.1

Indemnity Damages. For purposes hereof, the term “Indemnity Damages” shall mean all losses, damages, non-speculative lost profits, liabilities, claims, suits, demands, penalties, assessments, remedial costs, fines, obligations, causes of action, expenses, or costs (including litigation expenses and reasonable attorneys’ fees) with respect to which an indemnification right applies hereunder.

9.2

General Indemnity. Seller Parties shall jointly and severally indemnify and hold Buyer and Buyer’s officers, directors, partners, shareholders, members, managers, and agents harmless, and Buyer shall indemnify and hold Seller Parties and their respective officers, directors, partners, shareholders, members, managers, and agents harmless, from any and all Indemnity Damages asserted against or incurred by the indemnified party as a result of any breach of a representation, warranty, covenant, or agreement, made by such indemnifying party herein or in agreements to be delivered at Closing hereunder.

Asset Purchase Agreement

9.3

Special Indemnities. Seller Parties shall jointly and severally indemnify and hold Buyer and Buyer’s respective officers, directors, partners, shareholders, members, managers, and agents harmless from any and all Indemnity Damages asserted against or incurred by the indemnified party:

9.3.1

Environmental. As a result of any environmental contamination or the remediation thereof arising from the Business prior to Closing.

9.3.2

Products Liability. As a result of any products liability or similar claim arising from products or services of the Business manufactured, produced, served, delivered, or sold, or any services performed, prior to Closing.

9.3.3

Bulk Sales. Under the Uniform Commercial Code - Bulk Transfers Act or similar law of any applicable jurisdiction relating in any way to this Agreement.

9.3.4

Worker’s Compensation. As a result of any Worker’s Compensation award or settlement with respect to any claim of an employee of Seller arising from an accident or work-related injury occurring prior to Closing.

9.3.5

Litigation. As a result of any lawsuit or similar claim against one or both Seller Parties arising from events or conditions prior to Closing, including all claims and litigation described in Schedule 6.5.

9.3.6

Title. As a result of any challenge to or defect in Seller’s title to the Assets.

9.3.7

COBRA. Under any continuation health care and similar requirements (i.e., COBRA) of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, with respect to current or former employees of the Business, or their dependents.

9.3.8

Taxes. As a result of any taxes imposed on the Assets or Business for periods prior to completion of Closing, or Seller for any period.

9.3.9

ERISA. As a result of any liability imposed on Buyer for any employee benefit plan of Seller arising from actions, omissions, or conditions prior to the completion of Closing.

9.4

Set Off and Recoupment. In addition to any other available remedies, Buyer shall have the right of set off and recoupment against the Escrow Cash Amount pursuant to the terms of the Escrow Agreement, and to the extent that the Escrow Cash Amount is insufficient or unavailable, against other amounts coming due to any of Seller Parties under this Agreement or any other instruments ancillary hereto in the event that any of Seller Parties breaches this Agreement or any right of indemnification arises in favor of either Buyer under this Agreement. The exercise of such set off or recoupment by Buyer in good faith, whether or not ultimately determined to be valid, will not constitute an event of default under this Agreement or any other instrument ancillary hereto. Seller Parties retain the right to contest any such set off or recoupment in an action to collect any amounts due Seller Parties under this Agreement or such other ancillary instruments. Neither the exercise of nor the failure to exercise such right of set off or recoupment shall constitute an election of remedies or impair the availability of other remedies. The inclusion of this special set off or recoupment provision shall not affect the availability, if any, of rights of set off or recoupment arising at law or in equity.

Asset Purchase Agreement

9.5

Provisions of General Application. With respect to any right of indemnification arising under this Agreement, the following provisions shall apply:

9.5.1

Procedures. The indemnified party and the indemnifying party agree to cooperate in the defense of any third party claim or action subject to this Section 9, to permit the cooperation and participation of the other parties in any such claim or action, and to promptly notify the other parties of the occurrence of any indemnified event or any material developments or amounts due respecting any indemnification event.

9.5.2

No Implications. Neither the rights of any party to indemnification from another party nor the obligations of any party to indemnify another party, under this Agreement shall in any way imply or create, and each party specifically disclaims, any responsibility whatsoever by such party for any other party’s liabilities to any other person or entity or governmental body.

9.5.3

Settlement. No settlement of an action covered by this Section 9 shall be made without the prior written consent of each party to this Agreement, which consent shall not be unreasonably withheld; provided however, that anything in this Agreement to the contrary notwithstanding, (a) if there is a reasonable probability that a claim may materially and adversely affect an indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim in any reasonable manner, but (b) the indemnifying party shall not, without prior written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim. In any event, all parties hereto shall retain the right to participate in the prosecution and/or defense of any such actions, and the party prosecuting and/or defending such action shall act reasonably and in accordance with good business judgment giving due recognition to the interests of the other parties to this Agreement.

9.5.4

Insurance. In the event that insurance proceeds are paid to the indemnified party respecting an event to which an indemnification right applies hereunder, such indemnification right shall apply only to the extent that the amount of loss, claim, or other liabilities, etc. indemnified against exceeds such insurance proceeds actually paid to the indemnified Party; provided however, that: (a) this Section shall not apply to the extent it conflicts with, is prohibited by, or would invalidate, any such insurance policy; and (b) collection of such insurance proceeds shall not be a condition precedent to asserting or collecting such indemnification.

9.6

Limitations. Seller Parties’ collective and aggregate duty to pay, perform or discharge any indebtedness, liabilities, or obligations of Seller Parties to Buyer, under the terms of this Agreement, shall be capped at one hundred thousand dollars ($100,000), to be satisfied first from the Escrow Cash Amount, and then from the Seller Parties jointly and severally. Further, Seller Parties’ obligations under this Agreement only apply to the extent the indebtedness, liability or obligation of any Seller Parties under this Agreement would have existed based on the form of the Assets as of the date of the execution of this Agreement: i.e., post-Closing changes to any of the Assets by Buyer shall negate Seller Parties’ duties under this Section 9 if such post-Closing changes caused the liability. If such liability would have existed with the Assets at Closing and with no post-Closing changes, then Seller Parties duties under this Section 9 will be unaffected by the post-Closing changes to the Assets. Seller Parties’ liability under this Section 9 shall survive Closing, and shall expire three (3) years from the date of Closing.

Asset Purchase Agreement

10.

Miscellaneous.

10.1

Entire Agreement. This Agreement, including the Exhibits and Schedules hereto (which are incorporated herein by reference), embodies the entire Agreement and understanding between the Parties hereto as to the matters herein addressed and supersedes all prior agreements and understandings relating to the subject matter hereof.

10.2

No Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which the parties hereto may have, nor shall any such delay be construed to be a waiver of any of such rights, powers or remedies, or an acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any party hereunder be deemed a waiver of any default or breach subsequently occurring.

10.3

Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, the certificates delivered pursuant to this Agreement, and any other document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Indemnity Damages, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranties, covenants, or obligations. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Indemnity Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.4

Amendment. No provision of this Agreement or any document or instrument relating to the Agreement, may be amended, modified, supplemented, changed, waived, discharged, or terminated, unless the parties hereto consent thereto in writing.

10.5

Notices. All notices, requests, approvals, consents, demands and other communication provides for or permitted hereunder shall be in writing, signed by an authorized representative of the sender and addressed to the respective party at the address set forth below:

Buyer:

Where Food Comes From, Inc.

202 6th Street Suite 400

Castle Rock, CO 80104

ATTN: Dannette Henning

Copy To:

NEXSEN PRUET, PLLC

227 W. Trade Street, Suite 1550

Charlotte, NC 28202

ATTN: Christopher Kouri

ckouri@nexsenpruet.com

Seller Parties:

JVF Consulting, LLC

5990 Stoneridge Drive, Ste 118

Pleasanton, CA 94588

ATTN: Jason Franco

Asset Purchase Agreement

Copy To:

Kristen Hayes Kuse

Integrated General Counsel. P.C.

4900 Hopyard Road, Suite 100

Pleasanton, CA 94588

Kristen@IntegratedGeneralCounsel.com

Jason Franco

7427 Brigadoon Way

Dublin, CA 94568

Melissa Franco

7427 Brigadoon Way

Dublin, CA 94568

A party hereto may change its respective address by notice in writing given to the other parties to this Agreement. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) when delivered to the party to whom such notice, request, approval, consent, demand or other communication is being given, or (ii) three (3) business days after being duly deposited in the U.S. mail, certified, return receipt requested.

10.6

Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.7

Successors and Assigns. This Agreement shall be binding upon the parties, and their respective successors and assigns, and shall inure to the benefit of the parties and their respective successors and permitted assigns.

10.8

Execution. This instrument may be executed in any number of counterparts and signature pages may be separately signed and attached hereto to create a fully executed original instrument. Signature pages may be delivered with original signatures or by photostatic reproduction, telephonic facsimile transmission, electronic transmission or other similar means whereby each original signature has been reproduced, and all reproduced signatures shall be deemed “electronic signatures” and equivalent to an original signature for all purposes. Delivery of a signature page in any such manner shall evidence the agreement of each submitting party to be fully bound by all terms and conditions of this instrument when signature pages for all parties have been delivered for attachment to this instrument.

10.9

Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice of law or conflict of law provision (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

10.10

Jurisdiction. The parties hereto consent to jurisdiction (regarding any disputes arising hereunder), subject to proper service of process, in the state and federal courts for Douglas County in the State of Colorado.

10.11

Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as “hereof”, “hereunder”, “hereto”, “herein”, and words of similar import shall refer to this Agreement in its entirety and all references to “Articles”, “Paragraphs”, “Sections”, and similar cross references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise. The term “including” shall also have the same meaning as “including without limitation” and “including but not limited to”.

Asset Purchase Agreement

10.12

Further Instruments and Acts. From time to time at a party’s request, whether at or after Closing and without further consideration, the other party(ies) shall execute and deliver such further instruments of conveyance, transfer and assignment and upon reimbursement for actual reasonable out-of-pocket expenses take such other action as the requesting party reasonably may require to more effectively convey and transfer to the requesting party the properties to be conveyed, transferred and assigned hereunder, and, if necessary, will assist the requesting party in the collection or reduction to possession of such property. In addition, each party agrees to provide reasonable access to records respecting the Business as are requested by the other party(ies) for proper purpose with good cause shown (subject to appropriate confidentiality agreements to be negotiated at such time) and agree to reasonably cooperate in resolving any matters resulting from the transactions contemplated hereby.

10.13

Assignment. This Agreement is not assignable by any party without the prior written consent of the other party(ies) hereto, which shall not be unreasonably withheld, except Buyer shall have the right to assign their rights under this Agreement in whole or in part to a corporation or partnership which owns or controls, is owned or controlled by, or is under substantially common ownership or control with, Buyer, in which case such assignee(s) will succeed to all rights and liabilities of the assigning Buyer hereunder, except that the assigning Buyer shall not be relieved of liability hereunder.

10.14

Remedies. Upon any breach or other violation of this Agreement, the parties hereto shall be entitled to exercise any and all rights and remedies contained herein or now or hereinafter existing and available at law, in equity, by statute, or otherwise. No right or remedy herein conferred upon a party is intended to be exclusive of any other right or remedy contained herein, and every such right or remedy shall be cumulative and shall be in addition to every other right or remedy contained herein or now or hereafter existing and available at law, in equity, by statute, or otherwise.

10.15

Non-Disparagement. The Parties shall not, and shall use their commercially reasonable efforts to not permit any officer or employee of a Party to, at any time or in any way, denigrate or derogate any other Party’s products, shareholders, directors, members, managers, officers, employees, or agents. A statement shall be deemed denigrating or derogatory if it adversely affects the regard or esteem in which the subject entity, product or person is held. The foregoing shall not apply to (i) testimony or statements required by legal process, provided that Purchaser has received not less than five days prior written notice of the proposed testimony or statement, or (ii) statements reasonably required in connection with the enforcement by Seller of its rights under this Agreement.

[Signature Page Follows.]

Asset Purchase Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Asset Purchase Agreement to be legally binding and effective as of the date first above written.

BUYER:

Where Food Comes From, Inc.

By:	/s/ John Saunders
John Saunders, CEO

SELLER PARTIES:

SELLER:

JVF Consulting, LLC

By:	/s/ Jason Franco
Jason Franco, Manager

INDIVIDUAL SELLER PRINCIPALS:

/s/ Jason Franco
Jason Franco, Individually

/s/ Melissa Franco
Melissa Franco, Individually

[Signature Page.]

Asset Purchase Agreement

TABLE OF DEFINED TERMS

“ADA” – see Section 6.3.

“Affiliates” – see Section 4.1

“Assets” – see Section 1.1.

“Assumed Contracts” – see Section 1.3.

“Business” – see Preliminary Statement.

“Buyer” – see introductory paragraph.

“Closing” – see Section 3.1.

“Confidential Information” – see Section 4.1

“Customer Contracts” – see Section 1.1.1.

“Escrow Agent” – see Section 2.1.

“Escrow Agreement” – see Section 2.1.

“Escrow Cash Amount” – see Section 2.1.

“Escrow Stock” – see Section 2.2.

“Excluded Assets” – see Section 1.2.

“Financial Statements” – see Section 6.9.

“Indemnity Damages” – see Section 9.1.

“Intellectual Property” – see Section 1.1.3.

“IRS” – see Section 6.16.

“Lock-Up Period” – see Section 2.3.

“Marketing Materials” – see Section 1.1.4.

“Operating Contracts” – see Section 1.1.2.

“Permits” – see Section 1.1.5.

“Purchase Price” – see Section 2.

“Seller” – see introductory paragraph.

“WFCF Stock Consideration” – see Section 2.2.

“Seller Parties” – see introductory paragraph.

“Seller Principals” – see introductory paragraph.

Asset Purchase Agreement

TABLE OF EXHIBITS

Exhibit	Document
2.5	Allocation of Purchase Price
3.2.1	Form of Bill of Sale, Assignment and Assumption Agreement
3.2.5	Form of Escrow Agreement
3.2.7	Form of Seller’s Closing Certificate
3.2.8	Form of Buyer’s Closing Certificate
3.2.9	Form of Seller Parties’ Guaranty
3.2.12	Form of Investment Letter
3.3.1	Permitted Liens and Encumbrances on Assets
3.2.6	Form of Consulting Agreement
7.3	Buyer’s Consents

Asset Purchase Agreement

TABLE OF SCHEDULES

Schedule	Document
1.1.1	Customer Contracts
1.1.2	Operating Contracts
1.1.3	Intellectual Property
1.1.4	Marketing Materials
1.1.5	Permits and Other Authorizations
1.2	Excluded Assets
1.3	Assumed Contracts
3.2.11	Certificates of Good Standing Jurisdictions
6.5	Pending Claims, Litigation, Judgments, and Orders, Etc.
6.6	Seller Consents
6.9	Financial Statements and GAAP Exceptions
6.10	Changes or Undisclosed Liabilities
6.12	Employee List with Compensation, Position, Contracts, and Occupational Disease Information
6.14	Exceptions for Condition of Fixed Assets
6.15	Uncollectible Aged Accounts
6.19	Environmental Exceptions

Asset Purchase Agreement

EXHIBIT 2.5

Allocation of Purchase Price

Class I		- Cash	$±0
Class II		- Deposits and Prepaids	$±0
Class III		- Accounts Receivable	$±0
Class IV		- Inventory	$±0
Class V	- FF&E	$±0
		- Vehicles	$±0
		- Equipment	$±0
		- Parts	$±0
		- Supplies	$±0
Class VI		- 197 Intangibles	$±800,000
Class VII - Goodwill			$±0
Estimated Total		$±

±The indicated amounts are estimated for purposes of this Exhibit 2.5 and will be verified and adjusted to actual amounts as of Closing, subject to the limitations of the Agreement.

Asset Purchase Agreement

EXHIBIT 3.2.1

Form of Bill of Sale, Assignment and Assumption Agreement

Asset Purchase Agreement

EXHIBIT 3.2.5

Form of Escrow Agreement

Asset Purchase Agreement

EXHIBIT 3.2.7

Form of Seller’s Closing Certificate

Asset Purchase Agreement

EXHIBIT 3.2.8

Form of Buyer’s Closing Certificate

Asset Purchase Agreement

EXHIBIT 3.2.9

Form of Seller Parties’ Guaranty Agreement

Asset Purchase Agreement

EXHIBIT 3.2.12

Form of Investment Letter

Asset Purchase Agreement

EXHIBIT 3.3.1

Permitted Liens and Encumbrances on Assets

Asset Purchase Agreement

EXHIBIT 3.4.1

Form of Consulting Agreement

Asset Purchase Agreement

EXHIBIT 7.3

Buyer’s Consents

Asset Purchase Agreement